Exhibit 4.2

TODOS MEDICAL LTD.

2021 EQUITY INCENTIVE PLAN

1. PURPOSE

The purpose of this Equity Incentive Plan is to secure for Todos Medical Ltd. and its shareholders the benefits arising from ownership of share capital by employees, officers, directors, service providers and consultants of the Company and its Affiliates (as defined below), who are expected to contribute to the Company’s future growth and success, by providing them with opportunities to acquire a proprietary interest in the Company by the issuance of Shares or restricted Shares (“Restricted Shares”) of the Company, by the grant of options to purchase Shares and Restricted Share Units (“RSUs”) .

Awards Granted under the Plan to service providers in various jurisdictions may be subject to specific terms and conditions for such Grants as may be set forth in one or more separate appendices to the Plan, as may be approved by the Board from time to time.

2. DEFINITIONS

2.1. Defined Terms. Initially capitalized terms, as used in this Plan, shall have the meaning ascribed thereto as set forth below:

“Administrator”	means the Board, or a committee to which the Board shall have delegated power to act on its behalf with respect to the Plan. Subject to the Articles of Association of the Company, the Administrator, if it is a committee, shall consist of such number of members (but not less than two) as may be determined by the Board (the “Committee”). The Board will cause the Committee to satisfy the applicable requirements of any securities exchange on which the Shares may then be listed. For purposes of Awards to Participants who are subject to Section 16 of the U.S. Securities Exchange Act of 1934, Committee means all of the members of the Committee who are “non- employee directors” within the meaning of Rule 16b-3 adopted under the U.S. Securities Exchange Act of 1934.

“Affiliate(s)”	means with respect to any Person, (i) any other Person, directly or indirectly, controlling, controlled by or under common control with such Person, and (ii) any other Person determined by the Administrator. With respect to Awards under Section 102, an Affiliate shall mean any “employing company” within the meaning of Section 102 of the Tax Ordinance.
“Award”	shall mean any Option (including Incentive Stock Options and Non-Qualified Stock Options, as such terms are defined in the US Sub-Plan), Share, Restricted Share, RSUs or any Other Share-based Award (including, but not limited to, Share Appreciation Rights (“SARs”)).

“Award Letter”	means a letter from the Company or Affiliate to a Participant in which the Participant is notified of the decision to Grant to the Participant Awards according to the terms of the Plan. The Award Letter shall specify (i) the type of Award (ii) the Tax Provision under which the Award is Granted; (iii) the Tax Track that the Company chose according to Section 11 of the Plan (if applicable); (iv) the Exercise Price; (v) the number of Awards Granted to the Participant; (vi) the Vesting Schedule; and (vii) any other terms the Company deems fit.

“Board”	means the board of directors of the Company.

1

“Cause”	shall, with respect to each Participant, have the same meaning ascribed to such term or a similar term in the Participant’s employment or other engagement agreement or other documents to which the Company or any of its parents, subsidiaries, affiliates or related entities and the Participant are a party concerning the provision of services by the Participant to the Company or any such entities, or, in the absence of such an agreement or definition: (i) any breach of Participant’s obligations towards the Company (or any of its Affiliates) in accordance with such Participant’s employment agreement, services agreement, non-disclosure agreement, assignment of invention agreement, non-compete agreement, or any other instrument or agreement to which the Participant is bound; (ii) any dishonest act on the part of the Participant including without limitation - fraud, theft, breach of fiduciary duty, embezzlement; (iii) any criminal offense by Participant; (iv) any act by Participant that may adversely affect the reputation, business, or business relationship of the Company (or its Affiliates); (v) any failure by Participant to abide by the Company’s policies or code of conduct; or (vi) any circumstances that constitute grounds for termination for cause under the Participant’s employment or service agreement with the Company or its Affiliates.

“Commencement Date”	means the date of commencement of the vesting schedule with respect to a Grant of Awards which, unless otherwise determined by the Administrator, shall be the date of the decision of the Grant of the Awards by the Administrator.

“Company”	means Todos Medical Ltd., a company incorporated under the laws of the State of Israel.

“Consideration”	means with respect to outstanding Awards, the right to receive, for each Share subject to the Award immediately prior to the M&A Transaction, the consideration (whether shares, cash, or other securities or property) received in the M&A Transaction by holders of Shares of the Company for each Share held on the effective date of the Transaction, or any type of consideration determined by the Administrator, at its sole discretion, including a cashless exercise method.

“Consultant”	means any third party who is not entitled to receive Awards under Section 102, on behalf of whom an Award is Granted under Section 3(i).

“Control,” “Controlled,” and Correlative Terms	mean the ability to direct the activity of a Person, and a Person shall be presumed to control another Person if he holds 10% or more of (1) the voting rights at a general meeting (or the equivalent governing body) of a Person; or (2) the right to appoint directors (or the equivalent governing body) of a Person.

“Disability”	means total and permanent physical or mental impairment or sickness of a Participant, that is potentially permanent in character or that can be expected to last for a continuous period of not less than 12 months, making it impossible for the Participant to continue such Participant’s employment with or service to the Company or Affiliate.

“Exercise,” “Exercised,” and Correlative Terms	mean, when referring to an Award that does not require exercise or that is settled upon vesting (such as may be the case with RSUs or Restricted Shares, if so determined in their terms), the vesting of such an Award (regardless of whether or not the wording included reference to vesting of such an Award explicitly).

2

“Exercise Price”	means, the price determined by the Administrator in accordance with Section 7.1 below which is to be paid to the Company in order to exercise a Granted Option and convert such into an Underlying Share, the per Share exercise price of a SAR granted to a Participant, or the purchase price for each Share covered by any other Award.

“Fair Market Value”	means, as of any date, the value of a Share determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable. Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Tax Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within 90 days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the 30 trading days preceding the Date of Grant or on the 30 trading days following the date of registration for trading, as the case may be;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination; or

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

“Grant,” “Granted,” and Correlative Terms	means the grant of Awards by the Company to a Participant pursuant to an Award Letter issued to the Participant.

“Holding Period”	means with regard to Awards Granted under Section 102, the period in which the Awards Granted to a Qualified Participant or, upon exercise thereof the Underlying Shares, are to be held by the Trustee on behalf of the Qualified Participant, in accordance with Section 102, and pursuant to the Tax Track which the Company selects.

“Law”	means the laws of the State of Israel as are in effect from time to time.

“M&A Transaction”	means a “Deemed Liquidation Event” or other similar terms defined in the Articles of Association of the Company, and in the absence of such definition each of the following events: (i) any merger, reorganization or consolidation of the Company with or into another incorporated Person, or the acquisition of the Company by another Person by means of any transaction or series of related transactions, except any such merger, reorganization or consolidation in which the issued shares of the Company as of immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger, reorganization, or consolidation, at least a majority, by voting power, of the outstanding shares of the surviving or acquiring incorporated Person; or (ii) a sale or other disposition of all or substantially all of the shares or assets of the Company (including, for this purpose, a conveyance, sale or disposition, or a license of all or substantially all of the intellectual property rights of the Company, which has the effect or economic impact similar to a sale of all or substantially all of the intellectual property rights of the Company), in a single transaction or a series of related transactions.

3

“Non-Qualified Participant”	means any person who is not qualified to receive Awards under the provisions of Section 102, on behalf of whom an Award is Granted pursuant to Section 3(i).

“Notice of Exercise”	shall have the meaning set forth in Section 7.4 below.

“Option”	means an option to purchase one Share of the Company.

“Other Share-based Award”	means Awards, other than Options, consisting of Share units, or other Awards, valued in whole or in part by reference to, or otherwise based on, Shares.

“Participant”	means a Qualified Participant, or a Non-Qualified Participant.

“Person”	means any individual, corporation, partnership, company, estate, trust, association or other organization or entity.

“Plan” or “Incentive Plan”	means this 2019 Equity Incentive Plan, as may be amended from time to time, and any applicable Sub-Plan.

“Qualified Participant”	means an Israeli who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any controlling stockholder according to the meaning ascribed to it in Section 32(9) of the Tax Ordinance, all in accordance with and subject to the provisions of Section 102 of the Tax Ordinance.

“Retirement”	means the termination of a Participant’s employment as a result of his or her reaching the earlier of (i) the age of retirement as defined by Law; or (ii) the age of retirement specified in the Participant’s employment agreement.

“Section 102”	means Section 102 of the Tax Ordinance.

“Section 102 Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003.

“Section 3(i)” or “Section 3(i) Rules”	means Section 3(i) of the Tax Ordinance and the applicable rules thereto or under applicable regulations.

“Share(s)”	means an ordinary share(s) of the Company with par value of NIS 0.01 (or of such other class as determined by the Board).

“Sub-Plan”	means any supplements or sub-plans to this Plan adopted by the Board, applicable to Participants employed or otherwise engaged in a certain country or region or subject to the laws of a certain country or region, as deemed by the Board to be necessary or desirable to comply with the laws of such country or region, or to accommodate the tax policy or custom thereof, which, if and to the extent applicable to any particular Participant, shall constitute an integral part of this Plan.

4

“Tax Ordinance”	means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders, or procedures promulgated thereunder.

“Tax Track”	means one of the tax tracks described under Section 102.

“Tax Provision”	means, with respect to the Grant of Awards, the provisions of one of the three Tax Tracks in Section 102, or the provisions of Section 3(i).

“Term of the Awards”	means, with respect to Granted but unexercised Awards, the time period set forth in Section 9 below.

“Trustee”	means a Trustee appointed by the Company to hold in trust, Options and the Underlying Shares issued upon exercise of such Options, Restricted Shares, Other Share-based Awards, Performance Awards or RSU’s on behalf of Participants.

“Underlying Shares”	means Shares issued or to be issued upon exercise of Granted Awards, all in accordance with the Plan.

2.2. General. Without derogating from the meanings ascribed to the capitalized terms above, all singular references in this Plan shall include the plural and vice versa, and reference to one gender shall include the other, unless otherwise required by the context.

3.	SHARES AVAILABLE FOR AWARDS

The total number of Underlying Shares reserved for issuance under the Plan and any modification thereof, shall be determined from time to time by the Board. Such number of Shares shall be subject to adjustment as required for the implementation of the provisions of the Plan, in accordance with Section 4 below.

In the event that Awards Granted under the Plan expire or otherwise terminate in accordance with the provisions of the Plan, such expired or terminated Awards shall become available for future Grants under the Plan.

The grant of any Award may be contingent upon the Participant executing the appropriate Award Agreement. The Company may retain the right in an Award Agreement, other than an Award Agreement with a Qualified Participant, to cause a forfeiture of the gain realized by a Participant on account of actions taken by the Participant in violation or breach of or in conflict with any employment agreement, non- competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof, or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Participant. Furthermore, the Company may annul an Award if the Participant is terminated for Cause.

4. ADJUSTMENTS; REPRICING

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award. Upon the occurrence of any such adjustment, references in this Plan to Shares and Underlying Shares shall be construed to mean the Shares of the Company subject to the Plan as so determined by the Administrator, following such adjustment.

5

In case of distribution of a cash dividend, so long as Shares deposited with the Trustee on behalf of a Participant are held in trust, the Company shall transfer to the Trustee the amount of dividend resulting from the Underlying Shares held by the Trustee for the benefit of Participants in accordance with the provisions of this Plan. The Trustee shall deduct all applicable taxes from the dividend amount and transfer the remaining dividend amount to such Participants in accordance with Section 102 and the Section 102 Rules.

Notwithstanding any provision herein to the contrary, the repricing of Options or any Other Share-based Award is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or Other Share-based Award to lower its Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or cancelling an Option or Other Share-based Award at a time when its Exercise Price is greater than the Fair Market Value of the underlying Shares in exchange for another award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change hereunder. A cancellation and exchange under clause (iii) would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

5. ADMINISTRATION OF THE PLAN

5.1. Power. Subject to the Law, the Articles of Association of the Company, and any resolution to the contrary by the Board, the Administrator is authorized, in its sole and absolute discretion, to exercise all powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to do the following:

(a)	Determine the identity of the Participants in the Plan;

(b)	Determine the number of Awards to be Granted for each Participant’s benefit and the Exercise Price (subject to the approval of the Board if such approval is required by Law);

(c)	Determine the time or times at which Awards shall be Granted;

(d)	Determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered;

(e)	Determine any terms and conditions in addition to those specified in the Plan under which an Award may be Granted;

(f)	Determine any measures, and to take actions, necessary or advisable for the administration and implementation of the Plan;

(g)	Interpret the provisions of the Plan and to take all actions resulting therefrom including without limitation;

●	Subject to Section 7, accelerate the date on which any Award under the Plan becomes exercisable;

●	Waive or amend Plan provisions relating to exercise of Awards, including exercise of Awards after termination of employment, for any reason;

●	Amend any of the terms of the Plan, or any prior determinations of the Administrator; and

●	Adopt supplements to the Plan, including without limitations in order to accommodate tax regime of foreign jurisdictions.

All decisions made by the Administrator with respect to the Plan, and the interpretation thereof, shall be final and binding upon all Participants.

6

5.2.	Limitations.

(a)	With respect to any action necessary for the administration of the Plan, which is under any applicable Law or the Company’s Articles of Association, required to be taken by the Board, without any right of delegation, notwithstanding anything to the contrary herein, such action shall be taken by the Board.

(b)	Notwithstanding the provisions of Section 5.1 above, no interpretations, determinations or actions of the Administrator shall contradict the provisions of applicable Law.

(c)	Notwithstanding any other provisions herein to the contrary and unless otherwise decided by the Administrator, no Award of Options or SARs shall be granted with an Exercise Price of less than the Fair Market Value as of the date of such Grant.

6. GRANT AND ALLOCATION OF AWARDS

6.1. Timing of Initial Grant of Awards. Initial Awards may be Granted pursuant to the Ordinance at any time following 30 days after a request for approval of the Plan has been submitted for approval to the Israeli Income Tax Authorities pursuant to the requirements of the Tax Ordinance.

6.2. Conditions for Grant of Awards.

The Grant of Awards shall be subject to the following conditions:

(a)	The Grant has been approved by the necessary corporate bodies of the Company; and

(b)	All other approvals, consents or requirements necessary by Law have been received or met.

6.3. Date of Grant. The date on which Awards shall be deemed Granted under the Plan shall be the date the Administrator resolves to Grant such Award or any future date determined to be the effective date of a Grant of an Award, if so expressly stated by the Administrator in its determination relating to the Grant of an Award, subject to the execution by the Participant of all such instruments required by the Company with respect to the Grant, and (with respect to all Awards issued to the Trustee) the timely delivery of all such instruments required by the Trustee with respect to such Grant, in accordance with the provisions of the Tax Ordinance (“Date of Grant”).

6.4. Clawbacks. Any Award, amount, or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of any applicable Company clawback policy or any applicable law, as may be in effect from time to time, including the requirements of (i) Section 304 of the U.S. Sarbanes Oxley Act and Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules and regulations thereunder; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Board to be applicable to the Participant, provided that the Clawback provisions under this Section shall not apply to Qualified Participants. By accepting an Award, the Participant shall be deemed to have acknowledged and consented to the Company’s application, implementation, and enforcement of any applicable Company clawback policy that may apply to the Participant, whether adopted prior to or following the date of the Award, and any provision of applicable law relating to cancellation, recoupment, rescission, or payback of compensation, and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

6.5. Breach of Agreements. If the Participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement, or other restrictive covenant set forth in an Award Agreement or any other agreement between the Participant and the Company or any Affiliate, whether while the Participant is an employee, director, officer or Consultant of the Company or Affiliate or after the Participant’s Termination of Engagement (as defined in Section 10.1), in addition to any other penalties or restrictions that may apply under any such agreement, state law, or otherwise, the Participant, other than a Qualified Participant, shall forfeit or pay to the Company:

(a)	any and all outstanding Awards Granted to the Participant, including Awards that have become earned or vested;

7

(b)	any Shares held by the Participant in connection with the Plan that were acquired by the Participant after the Participant’s Termination of Engagement and within the 12-month period immediately preceding the Participant’s Termination of Engagement; and

(c)	the profit realized by the Participant from the sale, or other disposition for consideration, of any Shares received by the Participant in connection with the Plan after the Participant’s Termination of Engagement, and within the 12-month period immediately preceding the Participant’s Termination of Engagement where such sale or disposition occurs in such similar time period.

7. EXERCISE OF AWARDS

7.1. Exercise Price. The Exercise Price per Underlying Share deliverable upon the exercise of an Award shall be determined by the Administrator as of the Date of Grant of the Award. The Exercise Price shall be set forth in the Award Letter.

7.2. Vesting Schedule. Unless otherwise determined by the Administrator (at its sole discretion), all Awards Granted on a certain date shall, subject to continued employment with or service to the Company or Affiliate by the Participant, and shall vest and become exercisable in accordance with the vesting schedule determined by the Administrator and specified in the Award Agreement.

7.3. Exercise of a portion of the Awards. The exercise of a portion of the Awards Granted shall not cause the expiration, termination or cancellation of the remaining unexercised Awards held by the Trustee on behalf of the Participant.

7.4. Manner of Exercise. An Award may be exercised by and upon the fulfilment of the following:

(a)	Notice of Exercise

The signing by the Participant, and delivery to both the Company (at its principal office) and the Trustee (if the Awards are held by a Trustee), of an exercise notice form as prescribed by the Administrator, including but not limited to: (i) the identity of the Participant, (ii) the number of Awards to be exercised, and (iii) the Exercise Price to be paid (the “Notice of Exercise”).

(b)	Exercise Price

The payment by the Participant to the Company, in such manner as shall be determined by the Administrator, of the Exercise Price with respect to all the Awards exercised, as set forth in the Notice of Exercise.

Notwithstanding the aforementioned, in the event the following payment method is included in the Award Letter or otherwise approved by the Administrator , the Exercise Price of each Award may be payable upon the exercise of part or all of vested Awards through a “Net Exercise” method so that the Participant will be entitled to receive pursuant to the exercise of the Awards only the number of Shares representing the benefit component in the Awards, based on the following formula, in exchange for paying only the par value of the Share. For the avoidance of doubt, according to this exercise method, the Participant will not actually pay the Exercise Price which is used only for calculating the benefit component.

X = the number of Exercised Shares to be issued to the Participant;

Y = the number of vested exercisable Awards that the Participant wishes to exercise into Shares; A = the Fair Market Value (as defined below) of the Share at the date of exercise;

B = the Exercise Price;

N = the par value of the Share.

8

(c)	Allocation of Shares

Upon the delivery of a duly signed Notice of Exercise and the payment to the Company of the Exercise Price with respect to all the Awards specified therein, the Company shall issue the Underlying Shares to the Trustee or to the Participant, as the case may be.

(d)	Expenses

Unless otherwise agreed in writing by the Company, all costs and expenses including broker fees and bank commissions, derived from the exercise of Awards or Underlying Shares, shall be borne solely by the Participant.

8. WAIVER OF AWARD RIGHTS

At any time prior to the expiration of any Granted (but unexercised) Awards, a Participant may waive his rights to such Award by a written notice to the Company’s principal office. Such notice shall specify the number of Awards Granted, which the Participant waives, and shall be signed by the Participant.

Upon receipt by the Company of a notice of waiver of such rights, such Awards shall expire and shall become available for future Grants under the Plan.

9. TERM OF THE AWARDS

Unless earlier terminated pursuant to the provisions of this Plan, all Granted but unexercised Awards shall expire and cease to be exercisable at 5:00 p.m. Israel time on the 10th anniversary of the Date of Grant.

10. TERMINATION OF ENGAGEMENT

10.1.	Termination of Engagement. If a Participant ceases to be an employee, director, officer or Consultant of the Company or Affiliate for any reason (“Termination of Engagement”) other than death, Retirement, Disability or Cause, then unless otherwise determined in a Participant’s Award Agreement or by the Administrator prior to the Termination of Engagement, any vested but unexercised Awards on the date of Termination of Engagement (as shall be determined by the Company or Affiliate, in its sole discretion), Granted to Participant may be exercised, if not previously expired, not later than the earlier of (i) 90 days after the date of Termination of Engagement, or (ii) the Term of the Awards.

Unless otherwise determined in a Participant’s Award Agreement, all other Awards Granted for the benefit of Participant shall expire upon the date of Termination of Engagement unless modified by the Administrator prior to the Termination of Engagement.

10.2.	Termination for Cause. If subsequent to the Participant’s Termination of Engagement, but prior to the exercise of Awards Granted to such Participant, the Administrator determines that either prior or subsequent to the Participant’s Termination of Engagement, the Participant engaged in conduct which would constitute Cause, then the Participant’s right to exercise the Awards Granted to such Participant shall immediately cease upon such determination, and the Awards shall thereupon expire.

If at any time, the Administrator determines that the Participant engaged in conduct which would constitute Cause, then any Underlying Shares issued to the Participant, whether held by the Participant or the Trustee, shall be subject to repurchase by the Company (or anyone designated by the Company), for no consideration, or for the exercise price actually paid to the Company with respect to such Underlying Shares, all subject to applicable Law. In any case whereby the Participant fails to transfer such Underlying Shares to the Company, the Company may take any action the Company deems fit in order to affect such transfer (by virtue of forfeit, transfer, redemption or any other action), including without limitations authorize any party to execute any instrument so required on behalf of the Participant, in order to effect such transfer.

The determination by the Administrator as to the occurrence of Cause shall be final and conclusive for all purposes of this Plan.

10.3.	Termination by Reason of Death, Retirement, or Disability. Unless otherwise determined in a Participant’s Award Agreement, in the event of Termination of Engagement of a Participant by reason of death, Retirement, or Disability, any vested but unexercised Awards shall be exercisable in the case of death, by his or her estate, personal representative or beneficiary, or in the case of Retirement or Disability, by the Participant or his or her personal representative (as the case may be), until the earlier of (i) 360 days after the date of Termination of Engagement; or (ii) the Term of the Awards.

9

10.4.	Exceptions. In special circumstances, pertaining to the Termination of Engagement of a certain Participant, the Administrator may in its sole discretion decide to extend any of the periods stated above in Sections 10.1-10.3.

10.5.	Transfer of Employment or Service. A Participant’s right to Awards or the exercise thereof that were Granted to him or her under this Plan, shall not be terminated or expire solely as a result of the fact that the Participant’s employment or service as an employee, officer, director or Consultant changes from the Company to an Affiliate or vice versa. Furthermore, the Administrator may determine that the transfer of a Participant from a status of an employee, officer or director to a status of a Consultant or from a status of a Consultant to a status of an employee, officer or director, shall not be deemed a Termination of Engagement for purposes hereof.

11. AWARDS AND TAX PROVISIONS

All Awards under this Plan shall be Granted in accordance with one of the Tax Provisions as follows:

●	The Company may Grant Awards to Qualified Participants in accordance with the provisions of Section 102 and the Rules.

●	The Company may Grant Awards to Non-Qualified Participants in accordance with the provisions of Section 3(i).

11.1.	Tax Provision Selection. The Company shall elect under which Tax Provision each Award is Granted in accordance with any applicable Law and its sole discretion – i.e., the Company shall elect whether to Grant Awards to Participants under one of the three Section 102 Tax Tracks, or under the provisions of Section 3(i). The Company shall notify each Participant in the Award Letter, under which Tax Provision the Awards are Granted and, if applicable, under which Section 102 Tax Track, each Award is Granted.

Awards Granted according to Section 102 through a Trustee may either be classified as Capital Gains Track Through a Trustee or as Income Tax Track Through a Trustee.

For the avoidance of doubt, such Election shall not prevent the Company from Granting Awards according to Section 102 without a Trustee simultaneously.

In the event the Administrator determines that the Company shall elect one of the Tax Tracks for Grants of Section 102 Awards, all Grants of Section 102 Awards made following such election, shall be subject to the elected Tax Track and the Company shall be entitled to change such election only following the lapse of one year from the end of the tax year in which Section 102 Awards are first Granted under the then prevailing Tax Track or following the lapse of any shorter or longer period, if provided by law.

11.2.	Section 102 Trustee Tax Tracks. If the Company elects to Grant Awards to Qualified Participants through (i) the Capital Gains Track Through a Trustee, or (ii) the Income Tax Track Through a Trustee, then, in accordance with the requirements of Section 102, the Company shall appoint a Trustee who will hold in trust on behalf of each Qualified Participant the Granted Awards and the Underlying Shares issued upon exercise of such Awards in trust on behalf of each Qualified Participant. In addition, the following terms shall apply: (i) the Trustee shall hold other shares received subsequently following any realization of rights, including without limitation bonus shares; (ii) in the event the requirements for Section 102 Trustee Tax Tracks are not met, Section 102 awards may be regarded as grants without a Trustee, all in accordance with the provisions of Section 102; (iii) a Qualified Participant shall not sell or release from trust any award/share received upon the exercise of an award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Tax Ordinance; (iv) if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules, regulations, orders or procedures promulgated thereunder shall apply to and shall be borne by such Qualified Participant. The Participant shall be bound by the trust agreement executed between the Company and any such trustee, including any amendment thereof.

10

11.3.	Income Tax Track Without a Trustee. If the Company elects to Grant Awards to Israeli Participants according to the provisions of this track, then the Awards will not be subject to a Holding Period of this Plan.

11.4.	Concurrent Conditions. The Holding Period of Section 102, if any, is in addition to the vesting period as specified in Section 7.2 of the Plan. The Holding Period and vesting period may run concurrently, but neither is a substitute for the other, and each are independent terms and conditions for Awards Granted.

11.5.	Trust Agreement. The terms and conditions applicable to the trust relating to the Tax Track selected by the Company, as appropriate, shall be set forth in an agreement signed by the Company and the Trustee (the “Trust Agreement”).

12. RIGHTS AS A SHAREHOLDER

A Participant shall not have any rights as a shareholder with respect to Underlying Shares issued under this Plan, until such time as the Shares shall be registered in the name of the Participant in the Company’s register of shareholders.

13. NO SPECIAL EMPLOYMENT RIGHTS

Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of employment by or service to the Company or Affiliate or to interfere in any way with the right of the Company or Affiliate, to terminate such employment or service or to increase or decrease the compensation of the Israeli Participant.

14. RESTRICTIONS ON SALE OF AWARDS

14.1.	Options. Options may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.

14.2.	Shares. No transfer of Underlying Shares shall be effective unless made in compliance with the Articles of Association of the Company (as may be amended from time to time).

14.3.	Restricted Shares. As stated in Section 26 below.

14.4.	Restricted Share units. As stated in Section 27 below.

14.5.	M&A Transaction. In the event of an M&A Transaction, the outstanding (including the unexercised, vested, unvested or restricted) portion of each outstanding Award shall be assumed or substituted with an equivalent Award or the right to receive Consideration by the acquiring or successor corporation or an affiliate thereof, as shall be determined by such entity and/or the Administrator, subject to the terms hereof. In the event that the successor corporation or any affiliate thereof does not provide for such an assumption, and/or substitution of outstanding Awards and/or the provision of Consideration for outstanding Awards, then unless determined otherwise with respect to a specific outstanding Award, the Administrator shall have sole and absolute discretion to determine the effect of the M&A Transaction on the portion of Awards outstanding immediately prior to the effective time of the M&A Transaction, which may include any one or more of the following, whether in a manner equitable or not among individual Participants or groups of Participants: (i) all or a portion of the outstanding Awards shall become exercisable in full on a date no later than two days prior to the date of consummation of the M&A Transaction, or on another date and/or dates or at an event and/or events as the Administrator shall determine at its sole and absolute discretion, provided that unless otherwise determined by the Administrator, the exercise and/or vesting of all Awards that otherwise would not have been exercisable and/or vested in the absence of an M&A Transaction, shall be contingent upon the actual consummation of the M&A Transaction; and/or (ii) that all or a portion or certain categories of the outstanding Awards shall be cancelled upon the actual consummation of the M&A Transaction, and instead the holders thereof will receive Consideration, or no Consideration, in the amount and under the terms determined by the Administrator at it sole and absolute discretion; and/or (iii) that an adjustment or interpretation of the terms of the Awards shall be made in order to facilitate the M&A Transaction and/or otherwise as required in context of the M&A Transaction.

11

14.6.	Acceleration Provision. The Administrator, in its sole discretion, may decide to add a provision in certain Award Letters, according to which in case of an M&A Transaction, all or some of the unvested Awards, shall automatically accelerate.

15. TAX MATTERS

This Plan shall be governed by, shall conform with and be interpreted so as to comply with, the requirements of the Tax Ordinance and any written approval from any relevant Tax Authorities. All tax consequences under any applicable Law (other than stamp duty) which may arise from the Grant or Allocation of Awards, from the exercise thereof or from the holding or sale of Underlying Shares (or other securities issued under the Plan) by or on behalf of the Participant, shall be borne solely by the Participant. The Participant shall indemnify the Company and/or any of its Affiliates, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.

If the Company elects to Grant Awards according to the provisions of the Income Tax Track Without a Trustee (Section 11.3 of this Plan), and if prior to the exercise of any and/or all of these Awards, such Qualified Participant ceases to be an employee, director, or officer of the Company or Affiliate, the Qualified Participant shall deposit with the Company a guarantee or other security as required by law, in order to ensure the payment of applicable taxes upon the Exercise of such Awards.

16. WITHHOLDING TAXES

Whenever an amount with respect to withholding tax relating to Awards Granted to a Participant and/or Underlying Shares issued upon the exercise thereof is due from the Participant and/or the Company and/or an Affiliate, the Company and/or an Affiliate shall have the right to demand from a Participant such amount sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever Shares or any other non-cash assets are to be delivered pursuant to the exercise of an Award, or transferred thereafter, the Company and/or an Affiliate shall have the right to require the Participant to remit to the Company and/or to the Affiliate, or to the Trustee an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto. If such amount is not timely remitted, the Company and/or the Affiliate shall have the right to withhold or set-off (subject to Law) such Shares or any other non-cash assets pending payment by the Participant of such amounts.

With regard to Awards Granted to Qualified Participants, until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules, Awards and/or Underlying Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney (other than pursuant to Section 15 above) or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Awards and/or Underlying Shares may be validly transferred in accordance with Section 19 below, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Israeli Participant were he or she to have survived.

17. NO TRANSFER OF AWARDS

The Trustee shall not transfer Awards to any third party, including a Participant, except in accordance with instructions received from the Administrator.

18.	TRANSFER OF RIGHTS UPON DEATH

No transfer of any right to an Award or Underlying Share issued upon the exercise thereof by will or by the laws of descent shall be effective to bind the Company unless the Company has been furnished with the following signed and notarized documents:

(a)	A written request for such transfer and a copy of the legal documents creating and confirming the right of the person acting with respect to the Participant’s estate and of the transferee;

(b)	A written consent by the transferee to pay any amounts in connection with the Awards and Underlying Shares any payment due according to the provisions of the Plan and otherwise abide by all the terms of the Plan; and

(c)	Any other such evidence as the Administrator may deem necessary to establish the right to the transfer of the Award or Underlying Share issued upon the exercise thereof and the validity of the transfer.

12

19. NO RIGHT OF OTHERS TO AWARDS

Subject to the provisions of the Plan, no person other than the Participant shall have any right with respect to Awards Granted to the Participant under the Plan.

20.	EXPENSES AND RECEIPTS

The expenses incurred in connection with the administration and implementation of the Plan (including any applicable stamp duty) shall be borne by the Company. Any proceeds received by the Company in connection with the exercise of any Award may be used for general corporate purposes.

21. REQUIRED APPROVALS

The Plan is subject to the receipt of all approvals required under the Tax Ordinance and the Law.

22. APPLICABLE LAW

This Plan and all documents delivered or executed by the Company or Affiliate in connection herewith shall be governed by, and construed and administered in accordance with the Law.

23. TREATMENT OF PARTICIPANTS

There is no obligation for uniformity of treatment of Participants.

24. NO CONFLICTS

In the event of any conflict between the terms of the Plan and the Award Letter, the Plan shall prevail, unless the Award Letter stated specifically that the conflicting provision in the Award Letter shall prevail.

25. PARTICIPANT UNDERTAKINGS

By entering into this Plan, the Participant shall (1) agree and acknowledge that he or she has received and read the Plan and the Award Letter; (2) undertake all the provisions set forth in: Section 3(i) or Section 102 as applicable (including provisions regarding the applicable Tax Track that the Company has selected), the Plan, the Award Letter and the Trust Agreement (if applicable); and (3) if the Options are Granted under Section 102, the Israeli Participant shall undertake that subject to the provisions of Section 102 and the Rules, he or she shall not sell or release the Underlying Shares from trust before the end of the Holding Period (if any). Any and all rights underlying an Award Granted under Section 102 shall be issued to the Trustee and held thereby until the lapse of the Holding Period, and such rights shall be subject to the Tax Track which is applicable to such Exercised Shares.

26. RESTRICTED SHARES

The Board may award Restricted Shares to any Participant, including under Section 102. Each Award of Restricted Shares under this Plan shall be evidenced by an Award Letter, in such form as the Board shall from time to time approve. The Restricted Shares shall be subject to all applicable terms of this Plan, which in the case of Restricted Shares granted under Section 102 shall include Section 11 hereof, and may be subject to any other terms that are not inconsistent with this Plan. The provisions of the various Restricted Shares Award Letters under this Plan need not be identical. The Restricted Shares Award Letters shall comply with and be subject to the Plan unless otherwise specifically provided in such Award Letter and not inconsistent with this Plan, or applicable Law:

26.1.	Purchase Price. Each Restricted Share Award Letter shall state an amount of Exercise Price to be paid by the Participant, if any, in consideration for the issuance of the Restricted Shares and the terms of payment thereof, which may include, payment in cash or other evidence of indebtedness on such terms and conditions as determined by the Board.

13

26.2.	Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, except by will or the laws of descent and distribution (in which case they shall be transferred subject to all restrictions then or thereafter applicable thereto), until such Restricted Shares shall have vested (the period from the date on which the Award is Granted until the date of vesting of the Restricted Share thereunder being referred to herein as the “Restricted Period”). The Board may also impose such additional or alternative restrictions and conditions on the Restricted Shares, as it deems appropriate, including the satisfaction of performance criteria. Such performance criteria may include, but are not limited to, sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee or pursuant to the provisions of any Company policy required under mandatory provisions of applicable Law. Certificates for shares issued pursuant to Restricted Share Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. Such certificates may, if so determined by the Board, be held in escrow by an escrow agent appointed by the Board, or, if a Restricted Share Award is made pursuant to Section 102, by the Trustee. In determining the Restricted Period of an Award, the Board may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded Restricted Shares on successive anniversaries of the date of such Award. To the extent required by the Tax Ordinance, the Restricted Shares issued pursuant to Section 102 shall be issued to the Trustee in accordance with the provisions of the Tax Ordinance and the Restricted Shares shall be held for the benefit of the Participant for such period as may be required by the Tax Ordinance.

26.3.	Forfeiture; Repurchase. Subject to such exceptions as may be determined by the Board, if the Participant’s continuous employment with or service to the Company or any Affiliate thereof shall terminate for any reason prior to the expiration of the Restricted Period of an Award or prior to the timely payment in full of the Exercise Price of any Restricted Shares, any Shares remaining subject to vesting or with respect to which the purchase price has not been paid in full, shall thereupon be forfeited, transferred to, and redeemed, repurchased or cancelled by the Company, as the case may be, in any manner as set forth in this Plan, subject to applicable Laws and the Participant shall have no further rights with respect to such Restricted Shares.

26.4.	Ownership. During the Restricted Period, the Participant shall possess all incidents of ownership of such Restricted Shares, subject to Section 26.2, including the right to vote and receive dividends with respect to such Shares. All securities, if any, received by a Participant with respect to Restricted Shares as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

27. RESTRICTED SHARE UNITS

An RSU is an Award covering a number of Shares that is settled, if vested and (if applicable) exercised, by issuance of those Shares. An RSU may be awarded to any Participant, including under Section 102, provided that, to the extent required by applicable Law, a specific ruling is obtained from the Israeli Income Tax Authority to grant RSUs as 102 Trustee Awards. An Award Letter relating to the grant of RSUs under this Plan, shall be in such form as the Board shall from time to time approve. The RSUs shall be subject to all applicable terms of this Plan, mutatis mutandis, which in the case of RSUs granted under Section 102 shall include Section 11 hereof, and may be subject to any other terms that are not inconsistent with this Plan. The provisions of the various Award Letters need not be identical. RSUs may be granted in consideration of a reduction in the Participant’s other compensation.

27.1.	Exercise Price. No payment of Exercise Price shall be required as consideration for RSUs, unless included in the Award Letter or as required by applicable Law.
27.2.	Shareholders’ Rights. The Participant shall not possess or own any ownership rights in the Shares underlying the RSUs and no rights as a shareholder shall exist prior to the actual issuance of Shares in the name of the Participant.
27.3.	Vesting of RSUs. Shares shall be issued to or for the benefit of Participant promptly following each vesting date determined by the Administrator, provided that Participant is still engaged by the Company on the applicable vesting date. After each such vesting date the Company shall promptly cause to be issued for the benefit of Participant Shares with respect to RSUs that became vested on such vesting date. It is clarified that no Shares shall be issued pursuant to the RSUs to Participant until the vesting criteria determined by the Administrator is met.

14

27.4.	Settlements of Awards. Settlement of vested RSUs shall be made in the form of Shares. Distribution to a Participant of an amount (or amounts) from settlement of vested RSUs can be deferred to a date after settlement as determined by the Board. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until the grant of RSUs is settled, the number of Shares underlying such RSUs shall be subject to adjustment pursuant hereto, mutatis mutandis.

28. OTHER SHARE-BASED AWARDS

28.1.	Grant of Other Share-based Awards. Other Share-based Awards may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Other Share-based Awards may be granted in lieu of other cash or other compensation to which a Participant is entitled from the Company or may be used in the settlement of amounts payable in Shares under any other compensation plan or arrangement of the Company. Subject to the provisions of the Plan, the Administrator shall have the sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of such Awards. Unless the Administrator determines otherwise, any such Award shall be confirmed by an Award Letter, which shall contain such provisions as the Board determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

28.2.	Terms of Other Share-based Awards. Any Share subject to Awards made under this Section 28 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

29.	RULES PARTICULAR TO SPECIFIC COUNTRIES

Notwithstanding anything to the contrary herein, the terms and conditions of this Plan may be adjusted with respect to a particular country by means of a Sub-Plan in the form of an addendum to this Plan, and to the extent that the terms and conditions set forth in the Sub-Plan conflict with any provisions of this Plan, the provisions of the applicable Sub-Plan shall govern. Terms and conditions set forth in a Sub-Plan shall apply only to Awards issued to Participants under the jurisdiction of the specific country that is subject of the Sub-Plan and shall not apply to Awards issued to any other Participants. The adoption of any such Sub-Plan shall be subject to the approval of the Board, and, if required, the approval of the shareholders of the Company.

15

TODOS MEDICAL LTD.

(the “Company”)

2021 EQUITY INCENTIVE PLAN

US Sub-Plan

This US Sub-Plan, as amended from time to time, shall be known as the “US Sub-Plan to the Todos Medical Ltd. 2021 Equity Incentive Plan” (the “US Sub-Plan”). This US Sub-Plan is effective as of the date that the Plan becomes effective (the “Effective Date”), subject to the timely approval of the Company’s shareholders as set forth in Section 6.1 of the US Sub-Plan. The provisions specified hereunder apply only to Participants who are subject to U.S. federal income tax. The purpose of this US Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan from time to time, in compliance with applicable U.S. tax, securities and other applicable laws currently in force. Except as otherwise provided by this US Sub-Plan, all grants made pursuant to this US Sub-Plan shall be governed by the terms of the Plan. This US Sub-Plan is applicable only to grants made after the Effective Date.

1. Definitions.

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. Notwithstanding anything to the contrary in the Plan, the following definitions will apply to grants made pursuant to the Plan and this US Sub-Plan:

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

“Disability” means, with respect to Incentive Stock Options, a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

“Fair Market Value” shall have the meaning set forth in the Plan; provided that, notwithstanding any provision in the Plan to the contrary, (a) with respect to Non-Qualified Stock Options, Fair Market Value shall be determined in a manner that satisfies the applicable requirements of Section 409A of the Code, and (b) with respect to Incentive Stock Options, Fair Market Value shall be determined in a manner that satisfies the applicable requirements of Section 422 of the Code, and subject to Section 422(c)(7) of the Code.

“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than 50% of the voting interests.

“Incentive Stock Option” means any Award awarded to an eligible Participant under the Plan and this US Sub-Plan intended to be, and designated in the Award Letter as, an “incentive stock option” within the meaning of Section 422 of the Code.

“Non-Qualified Stock Option” means any Award awarded under this Plan that is not an Incentive Stock Option.

“Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

“Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 5) over a performance period of at least one year.

“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

“Ten Percent Shareholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of shares of the Company, its Subsidiaries or its Parent.

16

2. Shares Reserved under US Sub-Plan for Incentive Stock Options.

The maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options is 750,000,000 (seven hundred and fifty million) Shares, and such reserve of Shares for grants of Incentive Stock Options shall not be increased without the approval of the shareholders of the Company as required pursuant to Section 421 et seq. of the Code. The number of Shares stated in this Section 2 shall be subject to adjustment as provided in Section 4 of the Plan (to the extent such adjustments are in accordance with Sections 409A and 424 of the Code, unless otherwise determined by the Board in its discretion). To the extent that an Incentive Stock Option terminates, expires, or lapses for any reason, any Shares subject to the Awards shall again be available for the grant of an Incentive Stock Option pursuant to the Plan and this US Sub-Plan. Additionally, any Shares tendered or withheld to satisfy the exercise price or tax withholding obligation pursuant to any Incentive Stock Option shall again be available for the grant of an Incentive Stock Option pursuant to the Plan and this US Sub-Plan. Notwithstanding the provisions of this Section 2, no Shares may again be granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3. Grants of Awards.

All employees and Consultants are eligible to be granted Non-Qualified Stock Options under this US Sub-Plan, and only employees of the Company, a Subsidiary or a Parent are eligible to be granted Incentive Stock Options under this US Sub-Plan, if so employed on the grant date of such Incentive Stock Option. Eligibility for the grant of an Award and actual participation in this US Sub-Plan and the Plan shall be determined by the Board in its sole discretion. Notwithstanding anything in this Section 3 to the contrary, Consultants who (a) are not natural persons, (b) do not provide bona fide services to the Company, a Subsidiary or a Parent, or (c) provide services in connection with the offer or sale of securities in a capital raising transaction shall not be eligible to be granted Awards under this US Sub-Plan.

4. Special Terms for Incentive Stock Options.

4.1	Disqualification. To the extent that any Award does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Award or the portion thereof that does not qualify shall constitute a separate Non-Qualified Stock Option.

4.2	Exercise Price. The exercise price per Share subject to an Incentive Stock Option shall be determined by the Board at the time of grant of such Incentive Stock Option; provided that the per share exercise price of an Award shall not be less than 100% of the Fair Market Value of the Share at the time of grant of such Incentive Stock Option; and provided, further, that if an Incentive Stock Option is granted to a Ten Percent Shareholder, the exercise price per Share shall be no less than 110% of the Fair Market Value of the Share at the time of the grant of such Incentive Stock Option.

4.3	Award Term. The term of each Incentive Stock Option shall be fixed by the Board; provided, however, that no Incentive Stock Option shall be exercisable more than 10 years after the date such Incentive Stock Option is granted; and provided, further, that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five years.

4.4	Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. In addition, if an employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by Section 422 of the Code), such Incentive Stock Option shall be treated as a Non-Qualified Stock Option.

17

4.5	Effect of Termination. Notwithstanding anything to the contrary in the Plan or this US Sub-Plan, and in the absence of a provision specifying otherwise in the relevant Award Letter, then with respect to Incentive Stock Options, the following provisions must be met in order for the Award to qualify as an Incentive Stock Option under the Code:

(a)	in the event that the Participant ceases to be an employee of the Company or any Subsidiary or Parent for any reason other than the Participant’s death or Disability, the Vested Awards must be exercised within 3 months from the Participant’s Termination Date;

(b)	in the event that the Participant’s employment with the Company, a Subsidiary or Parent terminates as a result of the Participant’s death or Disability, the Vested Award must be exercised within 12 months following the Participant’s Termination Date.

For the avoidance of doubt, the provisions of Sections 9 and 10 of the Plan shall remain in full force and effect and apply to Awards granted as Incentive Stock Options. The restrictions set forth above represent special additional limitations that apply to qualify as Incentive Stock Options under the provisions of the Code. To avoid doubt, a Participant may choose to exercise Awards in accordance with the terms of Sections 9 and 10 of the Plan and the relevant Award Letter, and not in compliance with the provisions of the Code relating to “incentive stock options”. In that case such Award will not qualify as an Incentive Stock Option and will be treated as a Non-Qualified Stock Option.

4.6	Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such Shares to the Participant.

4.7	Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

5. Terms and Conditions of Performance Awards

5.1	Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, including but not limited to the Business Criteria listed below in Section 5.3.

5.2	Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Board consistent with this Section 5.2. The Board may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition for the grant, exercise and/or settlement of such Performance Awards. Performance goals may, in the discretion of the Board, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices). Measurement of performance goals may exclude (in the discretion of the Board) the impact of charges for restructuring, discontinued operations, extraordinary items, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings). Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

5.3	Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), may be used by the Board in establishing performance goals for such Performance Awards: (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures; (iv) return on equity; (v) total shareholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) profit margin; (xi) return on operating revenue; (xii) brand recognition/acceptance; (xiii) customer satisfaction; (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xviii) balance sheet metrics; (xix) strategic initiatives; (xx) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction; or (xxi) any other business criteria established by the Board; provided, however, that such business criteria shall include any derivations of business criteria listed above (e.g., income shall include pre-tax income, net income, operating income, etc.).

18

5.4	Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Board. The Board may, in its discretion make adjustments, including to reduce the amount of a settlement otherwise to be made, in connection with such Performance Awards.

6. Shareholder Approval; Amendment of US Sub-Plan and Individual Awards.

6.1	Shareholder Approval. The Plan and this US Sub-Plan shall be submitted to the Company’s shareholders for approval within twelve (12) months after the Effective Date. If the shareholders fail to approve this US Sub-Plan within such period, then any grants, or exercises that have already occurred under this US Sub-Plan will be rescinded and no additional grants or exercises of Awards granted hereunder will thereafter be made under this US Sub-Plan.

6.2	Amendment.

(a)	This US Sub-Plan may be amended or terminated in accordance with Section 5.1 of the Plan; provided, however, that no amendment may be made without the approval of the shareholders of the Company entitled to vote in accordance with applicable law if such amendment would: (i) increase the aggregate number of Shares that may be issued under this US Sub-Plan as Incentive Stock Options; (ii) change the classification of individuals eligible to receive Incentive Stock Options under this US Sub-Plan; (iii) decrease the minimum exercise price of any Award below the amounts specified herein; (iv) extend the term of the Plan under Section 9 of the Plan; or (v) require shareholder approval in order for the US Sub-Plan to continue to comply with Section 422 of the Code to the extent applicable to Incentive Stock Options or otherwise require shareholder approval to comply with applicable law.

(b)	Notwithstanding any other provisions of the Plan or this US Sub-Plan to the contrary, (i) the Board may amend this US Sub-Plan or any Award granted hereunder without the consent of the Participant if the Board determines that such amendment is required or advisable for the Company, the Plan, this US Sub-Plan or any Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard, and (ii) neither the Company nor the Board shall take any action pursuant to Section 5 of this US Sub-Plan or Section 5 of the Plan, or otherwise, that would cause an Award that is otherwise exempt under Section 409A of the Code to become subject to Section 409A of the Code, or that would cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A of the Code.

7. Limits on Transfer.

No Award shall be assigned, transferred or otherwise disposed of by a Participant otherwise than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Board may determine, in its sole discretion, at the time of grant or thereafter that an Award (other than an Incentive Stock Option) granted under this US Sub-Plan that is otherwise not transferable pursuant to this Section 7 and/or the transfer limitations as set forth in the Plan is transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Board. An Award that is transferred to a Family Member pursuant to the preceding sentence (a) may not be subsequently transferred otherwise than by will or by the laws of descent and distribution and (b) remains subject to the terms of the Plan, the US Sub-Plan and the applicable Award Letter. Any Shares acquired upon the exercise of an Award by a permissible transferee of an Award or a permissible transferee pursuant to a transfer after the exercise of, or issuance of Shares under, an Award shall be subject to the terms of the Plan, the US Sub-Plan and the applicable Award Letter.

19

8. Deferred Compensation.

To the extent that the Board determines that any Award granted under the Plan and this US Sub-Plan is subject to Section 409A of the Code, the Award Letter evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, this US Sub-Plan and the Award Letters shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan or this US Sub-Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan or the US Sub-Plan and the applicable Award Letter or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. No provision of the Plan or the US Sub-Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Code from a Participant or any other individual to the Company or any of its affiliates, employees or agents.

9. Section 25102(o) of the California Corporations Code.

The Plan is intended to comply with Section 25102(o) of the California Corporations Code. In that regard, to the extent required by Section 25102(o), (i) the terms of any Options or Other Share-based Awards (to the extent applicable), to the extent vested and exercisable upon a Participant’s Termination of Engagement, shall include any minimum exercise periods following Termination of Engagement specified by Section 25102(o), and (ii) any repurchase right of the Company with respect to Shares issued under the Plan shall include a minimum 90- day notice requirement. Any provision of the Plan that is inconsistent with Section 25102(o) shall, without further act or amendment by the Company, be reformed to comply with the requirements of Section 25102(o).

10. Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards, and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Securities Exchange Act. To the extent that any provision of the Plan or action by the Board or Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Committee may modify the Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

* * * * *

20